Exhibit 6.4
                              CONSULTING AGREEMENT

         This CONSULTING AGREEMENT made as of December 31, 1997, by and between CES Consulting Co., Inc., a New York corporation with offices at 1101 Stewart Avenue, Garden City, New York 11753 (hereinafter referred to as "Consultant") and Adirondack Pure Springs Mt. Water Co., Inc., a New York corporation with offices at 1101 Stewart Avenue, Garden City, New York 11753(hereinafter referred to as the "Company").

         WHEREAS, the Company desires to obtain the benefit of the services of Consultant to provide the services hereinafter set forth during a five year period commencing December 31,1997 and ending December 30, 2002 at the rate of compensation set forth herein; and

         WHEREAS, the Consultant desires to render such services to the Company;

         NOW, THEREFORE, in consideration of the mutual covenants and conditions herein contained and the acts herein described, it is agreed between the parties as follows:

         1. The Company hereby engages and retains Consultant and Consultant hereby agrees to render services and advice to the Company for a five (5) year period commencing December 31,1997 and ending December 30, 2002

         2. The services to be rendered by Consultant shall consist of giving advice and opinions to the Company concerning but not limited to, consulting with management concerning the development of the business of the Company, financial services and advice, administrative services and advice, and general business advice. Consultant may also seek and evaluate acquisition candidates for the Company. Consultant shall have the sole discretion as to the form, manner, and place in which said advice shall be given and the amount of time to be devoted to serve under this Agreement. Except as provided hereinafter, an oral opinion by the Consultant to the Company shall be considered sufficient compliance with the requirements of this paragraph. Consultant shall devote to the Company only such time as it may deem necessary, and when reasonably requested by the Company, and shall not by this agreement be prevented or barred from rendering services of the same or similar nature, as herein described, or services of any nature whatsoever for or on behalf of persons, firms, or corporations other than the Company. The Company recognizes the Consultant provides services to other clients. The Company acknowledges that it has already receive substantial advice and services from the Consultant and its beneficial owners.

         3.       The Company shall compensate the Consultant as follows:

                  (i) The payment of a $100,000 annual fee in weekly installments by check on the last day of each week during the term of this agreement.

                  (ii) The Company shall reimburse the Consultant for any out of pocket disbursements and expenses in connection with the services rendered, upon submission of substantiation therefore.

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         4. The Company agrees to indemnify and hold harmless Consultant its officers, directors, employees and agents, and each person, if any who controls the Consultant, against any and all loss, liability, claim, damage, and expense whatsoever (including but not limited to attorneys' fees and any and all expense whatsoever reasonably incurred in investigating preparing or defending against any litigation , commenced or threatened, or any claim whatsoever) arising out of or based upon any untrue or alleged untrue statement of a material fact contained (i) in any information provided to Consultant by the Company or (ii) arising out of Consultants services.

         If any action is commenced against the Consultant or any of its officers, directors, employees, agents, or controlling persons (an indemnified party) in respect of which indemnity may be sought against the Company pursuant to the foregoing paragraph, such indemnified party or parties shall promptly notify the indemnifying party in writing of the commencement of such action and the indemnifying party shall assume the defense of such action , including the employment of counsel (satisfactory to such indemnified party or parties) and payment of expenses. Such indemnified party or parties shall have the right to employ its or their own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of such indemnified party in connection with the defense of such action or the indemnifying party or parties unless the employment of such counsel shall have been authorized in writing by the indemnifying party in connection with the defense of such action or the indemnifying party shall not have employed counsel to have the charge of the defense of such action or such indemnified party or parties shall have reasonably concluded that there may be defenses available to it or them which are different from, or additional to, those available party (in which case the indemnifying party shall not have the right to direct the defense of such action on behalf of the indemnified party or parties), in any of which events such fees and expenses shall be borne by the indemnifying party. Anything in this paragraph to the contrary notwithstanding, the Company shall not be liable for any settlement of any such claim or action effected without its written consent. The Company agrees promptly to notify the Consultant of the commencement of any litigation or proceeding against the Company or any of its officers or directors in connection with any matter covered by the services to be rendered by Consultant.

         None of Consultant, its officers, directors, employees, affiliates, subsidiaries, agents, or controlling persons shall have any liability to the Company, it subsidiaries or affiliates or any person asserting a claim on behalf of or in the right of the Company or its subsidiaries or affiliates in connection with or as a result of consultants engagement hereunder or any matter referred to herein, except to the extent that a loss, claim, liability, damage or expense incurred by the Company or its subsidiary or affiliate is finally determined by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct or fraud of the person or entity performing services hereunder. The Company, for itself and for anyone claiming through it or in its name or behalf of its security holders or other owners irrevocably waives any right it might have to a trial by jury with respect to relative to or arising under this Agreement or Consultant's engagement hereunder. Without the prior written consent of Consultant, which shall not be unreasonably withheld, the Company shall not settle, compromise, or consent to the entry of a judgment in any pending or threatened claim, action, or proceeding if, following such event, indemnity against the Consultant or its officers, directors, employees affiliates subsidiaries, agents, or controlling persons may be sought.

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         5. This instrument contains the entire agreement of the parties. There are no representations or warranties other than as contained herein, and there shall not be any liability to Consultant for any service rendered to the Company pursuant to this agreement. No waiver or modification hereof shall be valid unless executed in writing with the same formalities as this Agreement. Waiver of the breach of any term or condition of this Agreement shall not be deemed a waiver of any other subsequent breach, whether of like or of a different nature.

         6. This agreement shall be construed according to the laws of State of New York as they are applied to agreements executed and to be performed entirely within such State and shall be binding upon the hereto, their successors and assigns.

         7. Wherever this Agreement conflicts with the Consulting Agreement, this Agreement shall be controlling.

IN WITNESS WHEREOF, the parties hereto have caused these presents to be signed and their respective seals to be hereunto affixed the day and year first above written.

CES Consultants Co., Inc.


/s/Harry Sackler
Harry Sackler, President

Adirondack Pure Springs Mountain Water Co., Inc.


/s/David Sackler
David Sackler, President